State of Delaware
Secretary of State
Division of Corporations

Delivered 11:00AM 2/19/2008

FILED 11:00AM 2/19/2008

SRV 080186968 – 2999596 FILE

STATE OF DELAWARE

CERTIFICATE OF MERGER OF

DOMESTIC CORPORATION INTO

FOREIGN CORPORATION

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the Following Certificate of Merger:

FIRST: The name of each constituent corporation is Integrated Environmental Technologies, Ltd., a Delaware corporation.

SECOND: The Agreement of Merger ha been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8, Section 252.

THIRD: The name of the surviving corporation is Integrated Environmental Technologies, Ltd., a Nevada Corporation.

FORTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH: The merger is to become effective on February 21, 2008.

SIXTH: The Agreement of Merger is on File at 4235 Commerce Street, Little River, SC 29566, the place of business of the surviving corporation.

SEVENTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

EIGHT: The surviving corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of the surviving corporation arising form this merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the Delaware as its agent to accept services of process in any such suit of proceeding. The Secretary of State shall mail any such process to the surviving corporation at 4235 Commerce Street, Little River, SC 29566.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 19th day of February, A.D., 2008.

By: Marion C. Sofield
Authorized Officer
Title: Secretary